                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                 Contact:  Richard Szymanski (973) 808-7751

 PRIME HOSPITALITY CORP. RECEIVES REQUISITE CONSENTS WITH RESPECT TO ITS TENDER
OFFER AND RELATED CONSENT SOLICITATION FOR ITS 8-3/8% SENIOR SUBORDINATED NOTES
                                    DUE 2012

     Fairfield, NJ - September 22, 2004 - Prime Hospitality Corp. (NYSE: PDQ)
("Prime Hospitality") announced today that as of 5:00 p.m., New York City time, on September 22, 2004, it had received tenders and consents from holders of approximately $172.6 million principal amount (approximately 96.6%) of its
8-3/8% Senior Subordinated Notes due 2012 (the "Notes") in connection with its previously announced cash tender offer and consent solicitation for the Notes.
The tender offer and consent solicitation are being conducted in connection with
Prime Hospitality's previously announced agreement to merge with an affiliate of
The Blackstone Group (the "Merger").

     Prime Hospitality will as soon as practicable execute a supplemental indenture amending the indenture governing the Notes to eliminate substantially all of the restrictive covenants and certain events of default, amend the merger and consolidation covenant and make changes to the defeasance provisions (and make related changes in the Notes). Although the supplemental indenture will be executed as soon as practicable, the amendments will not become operative until immediately prior to the Merger and provided that all validly tendered Notes are accepted for purchase pursuant to the tender offer upon consummation of the
Merger.

     Notes may be tendered pursuant to the tender offer until 8:00 a.m., New
York City time, on October 8, 2004, or such later date and time to which the tender offer expiration date is extended. Holders validly tendering Notes after
5:00 p.m., New York City time, on September 22, 2004 but prior to the tender offer expiration date will not be eligible to receive the consent payment of
$30.00 per $1,000 principal amount of Notes.

     This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The tender offer and consent solicitation are being made only pursuant to the Offer to Purchase and Consent Solicitation Statement
dated September 9, 2004 and the related Consent and Letter of Transmittal, as the same may be amended from time to time. Persons with questions regarding the tender offer or the consent solicitation should contact the Information Agent at
(212) 269-5550 (for banks and brokers only) or (800) 628-8532 (for all others toll free) or Banc of America Securities LLC or Bear, Stearns & Co. Inc. which are acting as Dealer Managers and Solicitation Agents for the tender offer and the consent solicitation. Banc of America Securities LLC can be contacted at
(888) 292-0070 (toll free) and (704) 388-9217 and Bear, Stearns & Co. Inc. can be contacted at (877) 696-BEAR (toll free).

     This release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The offer to buy the
Notes is only being made pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase and Consent Solicitation Statement
that Prime Hospitality has distributed to holders of the Notes. The tender offer and consent solicitation are not being made to holders of the Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the tender offer or consent solicitation are required to be made by a licensed broker or dealer, they shall be deemed to be made by
Banc of America Securities LLC or Bear, Stearns & Co. Inc. on behalf of the
Company.